Exhibit 21.1
Subsidiaries of the Registrant

Entity	Jurisdiction of Organization
Background Screening HireRight Middle East DMCC	UAE
Background Screening (HireRight) Singapore Pte. Ltd.	Singapore
backgroundchecks.com LLC	Delaware
Corporate Risk Acquisition, LLC	Delaware
Corporate Risk Holdings, LLC	Delaware
Dexter Group Holdings LLC	Delaware
Fingerprint Solutions, LLC	Delaware
General Information Solutions LLC	Delaware
Genuine Data Services LLC	Delaware
Genuine Financial Holdings LLC	Delaware
Genuine Mid Holdings LLC	Delaware
HireRight AU Pty Ltd	Australia
HireRight Background Screening India LLP	India
HireRight Background Screening Malaysia Sdn Bhd	Malaysia
HireRight Canada Corporation	Canada
HireRight Estonia	Estonia
HireRight GIS Intermediate Corp. Inc.	Delaware
HireRight Hong Kong Limited	Hong Kong
HireRight Ltd	UK
HireRight Mexico Holdings, LLC	Delaware
HireRight Mexico S. de R.L. de C.V.	Mexico
HireRight Pesquisas e Verificaçoes de Antecedentes LTDA	Brazil
HireRight Philippines Background Screening Corporation	Philippines
HireRight Poland sp ZOO	Poland
HireRight UK Holding Limited	UK
HireRight, LLC	Delaware
HR Canada Holdings Co., Ltd.	Canada
J-Screen K.K.	Japan
Monitoring Solutions, LLC	Delaware
Neno Research LLC	Delaware
People Check Pty Ltd	Australia
Record Capture Services, LLC	Delaware